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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-_____) of The Williams Companies, Inc. for the registration of $25 million of debt securities and/or preferred stock of our report dated April 3, 1998, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. for the three years ended December 31, 1997, which have been restated to reflect the combined operations of The Williams Companies, Inc. and MAPCO Inc., included in The Williams Companies, Inc. Current Report on Form 8-K dated May 18, 1998, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-53511), incorporated by reference in this Registration Statement (Form S-3 No. 333-_____).



                                                               Ernst & Young LLP

Tulsa, Oklahoma
July 23, 1998